                                                                   EXHIBIT 10.18

                                 PROMISSORY NOTE

$3,040,000.00                     Houston, Texas              September 10, 2003

        FOR VALUE RECEIVED, the undersigned, OYOG OPERATIONS, LP, a Texas limited partnership ("Borrower"), hereby promises to pay to the order of COMPASS BANK an Alabama state banking corporation ("Lender"), at its designated office, in lawful money of the United States of America, the principal sum of THREE MILLION FORTY THOUSAND AND NO/100 DOLLARS ($3,040,000.00), together with interest thereon at the rate set forth below.

        The outstanding principal balance hereof shall bear interest prior to maturity at a varying rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate (hereinafter defined) or (b) the greater of (i) the Libor Rate (hereinafter defined) in effect from day to day plus two percent (2%) or (ii) three and three-fourths percent (3.75%) per annum, and each change in the rate of interest charged hereunder shall become effective, without notice to Borrower, on the effective date of such change in the Libor Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest rate hereon to be limited to the Maximum Rate, then any subsequent reduction in the Libor Rate will not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon equals the amount of interest which would have accrued hereon if the rate specified in clause (b) preceding had at all times been in effect. If an Event of Default (hereinafter defined) has occurred and is existing, the principal hereof shall bear interest at the Default Rate (hereinafter defined).

        Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

        Principal of and interest on this Note shall be due and payable in eighty-four (84) installments as follows:

                (a) Three (3) monthly installments in the amount of accrued and unpaid interest on this Note shall be payable on the first of each month commencing October 1, 2003 and ending on December 1, 2003.

                (b) Eighty (80) monthly installments in the combined interest and principal amount of Twenty-Two Thousand One Hundred Seven and 56/100 Dollars ($22,107.56) each shall be due and payable on the first day of each month, commencing January 1, 2004 until and including August 1, 2010; and

                (c) A final installment in the amount of all outstanding principal, plus accrued and unpaid interest, shall be due and payable on September 1, 2010.

        At any time that there has been an increase in the Libor Rate, Lender may reset the monthly combined principal and interest installment amounts set forth above to an amount which would amortize this Note over a period of fifteen
(15) years (but with a final maturity date on September 1, 2010) taking into account such increased Libor Rate as of the date of such increase in the Libor Rate.

        This Note is (i) secured as provided in the Deed of Trust (hereinafter defined) and (ii) the Assignment of Leases (hereinafter defined).

        Borrower may prepay the principal of and accrued interest on this Note at any time without premium or penalty, provided that all such prepayments of principal shall be applied to the principal payments due hereon in inverse order of their maturities.

        As used in this Note, the following terms shall have the respective meanings indicated below:

                "Assignment of Leases" means the Assignment of Lessor's Interest in Lease and Security Agreement dated of even date herewith, executed by Borrower for the benefit of Lender, as the same may be amended, supplemented, or modified from to time.

                "Cooper Indemnity" means that certain Environmental Indemnity and Remediation Agreement dated as of September 10, 2003 among Cooper Industries, Inc., Borrower and Cooper Power Tools, Inc.

                "Debt" means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by this Note, and all other indebtedness of Borrower to Lender, (b) Rate Management Transaction Obligations, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (e) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a lien existing on property owned, subject to such lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (g) any obligation to redeem or repurchase any of such Person's capital stock, partnership or membership interests or other ownership interests as applicable.

                "Deed of Trust" means the Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated of even date herewith, executed by Borrower for the benefit of Lender, as the same may be amended, supplemented, or modified from to time.

                "Default Rate" means the lesser of (a) the greater of (i) the sum of the Libor Rate plus five percent (5%) or (ii) eight percent (8%), or (b) the Maximum Rate.

                "Event of Default" each of the following shall constitute and be deemed an "Event of Default":

                (a) Borrower shall fail to pay this Note or any installment of this Note, whether principal or interest, within three (3) days of when due.

                (b) Any material representation or warranty made or deemed made by Borrower, Guarantor or any of their respective officers in any certificate, report, notice, or financial statement furnished at any time in connection with this Note or any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

                (c) Borrower or Guarantor, as applicable, shall fail to perform, observe, or comply with any covenant, agreement or term contained in this Note or any Loan Document and the same shall remain unremedied for thirty (30) days after the earlier of (i) knowledge of such failure by Borrower or Guarantor, as applicable or (ii) notice of such failure from Lender.

                (d) Borrower or Guarantor, as applicable, shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

                (e) An involuntary proceeding shall be commenced against Borrower or Guarantor seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

                (f) Borrower or Guarantor shall fail to pay when due any principal of or interest on any debt for borrowed money (other than the obligations hereunder), or the maturity of any such debt shall have been accelerated, or any such debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such debt or any person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

                (g) The occurrence or the existence of any default, Event of Default or similar condition or event (however described) with respect to any Rate Management Transaction

                (h) Any default, Event of Default or similar condition or event (however described) under the Cooper Indemnity.

                (i) This Note or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, or Borrower shall deny that it has any further liability or obligation hereunder prior to payment in full of all obligations hereunder, or the lien created by the Deed of Trust shall cease to be a first priority lien.

                (j) Borrower or Guarantor shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $50,000.00 against any of its assets or properties.

                (k) Borrower or Guarantor shall fail to satisfy and discharge promptly any final judgement against it for the payment of money in an aggregate amount in excess of $50,000.00.

                "GAAP" means generally accepted accounting principles in the United States of America consistently applied.

                "Guarantor" means OYO Geospace Corporation, a Delaware corporation.

                "Guaranty" means the Guaranty Agreement executed by Guarantor in favor of Lender, as the same may be amended, supplemented, or modified from time to time.

                "Libor Rate" means, on any day, the London Interbank Offered Rate (Libor) for a one (1) month period as published in The Wall Street Journal on that day under the section "Money Rates." If such section of The Wall Street Journal reflects more than one rate as being the London Interbank Offered Rate (Libor) for a one (1) month period, then the highest rate shall be the Libor Rate. On days when The Wall Street Journal is not published, the Libor shall be the London Interbank Offered Rate (Libor) for a one (1) month period stated in the most recently published edition of The Wall Street Journal. In the event The Wall Street Journal ceases to be published altogether, or ceases to publish the London Interbank Offered Rate (Libor) for a one (1) month period, then Lender or its successors or assigns shall establish and use a new Libor Rate, in the exercise of its sole discretion, without any notice to the Borrower or any person being required. The Libor Rate shall automatically fluctuate, upward and downward, without notice to Borrower or any other person, as and in the amount the said published London Interbank Offered Rate (Libor) for a one (1) month period shall fluctuate. The Libor Rate is a reference rate and does not necessarily represent Lender's best or lowest rate or a favored rate, and Lender disclaims any statement, representation or warranty to the contrary.

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                "Loan Documents" means this Note and all security agreements, deeds of trust, pledge agreements, assignments, letters of credit, guaranties, certificates and other instruments, documents, and agreements, if any, executed and delivered pursuant to or in connection with this Note, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

                "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the "Code") (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate pursuant to the "weekly ceiling," from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

                "Obligations" means all obligations, indebtedness, and liabilities of Borrower to Lender under this Note (including the payment of principal and interest hereon), the Rate Management Transaction Obligations and the other Loan Documents and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

                "Person" means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

                "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

                "Rate Management Transaction Obligations" means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender arising under or in connection with any Rate Management Transaction.

                "Real Property" means the real property and interests in real property described in the Deed of Trust, and all improvements and fixtures thereon and all appurtenances thereto.

        The proceeds of this Note shall be used for the purchase of land and building located at 7007 Pinemont, Houston, Texas for use in operations of Borrower. Borrower may not use the proceeds of this Note for any other purpose without first obtaining the consent of Lender.

        Borrower agrees to deliver to Lender:

                (a) Financial Statements for Borrower. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower beginning with the fiscal year ending September 30, 2003, a copy of the annual company prepared financial statements of Borrower for such fiscal year containing balance sheets and statements of income as at the end of such fiscal year and for the 12-month period then ended, all in reasonable detail, prepared in accordance with generally accepted accounting principals consistently applied, and certified by an officer of Borrower acceptable to Lender.

                (b) Financial Statements for Guarantor. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, beginning with the fiscal year ending September 30, 2003, a copy of the annual audit report of Guarantor for such fiscal year containing balance sheets, statements of income and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principals consistently applied, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Lender.

                (c) Quarterly Financial Statements for Guarantor. As soon as available, and in any event within sixty (60) days after the end of each quarter of each fiscal year of Guarantor, a copy of the financial statements of Guarantor as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing balance sheets, statements of income and statements of cash flows in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by an officer of Guarantor acceptable to Lender to fairly and accurately present the financial condition and results of operations of Guarantor at the date and for the periods indicated therein.

        Borrower agrees with Lender that Borrower will not, without Lender's prior written consent, (a) become a party to a merger, consolidation, partnership or joint venture or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (b) dissolve or liquidate, (c) sell, lease, assign, transfer or otherwise dispose of substantially all of its assets, or (d) enter into any agreement to do any of the foregoing.

        Borrower agrees with Lender that promptly after the commencement thereof, Borrower will give Lender notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting Borrower which could have a material adverse effect on the financial condition of Borrower.

        Borrower agrees with Lender that Borrower will maintain with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses and as required by the Deed of Trust. Each insurance policy covering the Real Property shall name Lender as lender loss Lender and provide that such policy will not be cancelled without thirty (30) days prior written notice to Lender. Borrower will deliver to Lender copies of all insurance policies required by this paragraph, together with loss payable endorsements in favor of Lender with respect to all insurance policies covering the Real Property.

        Borrower agrees with Lender that Borrower will comply in all material respects with all laws and regulations and all agreements, contracts and instruments binding on it or affecting its properties or business except where the failure to comply could not reasonably be expected to have a material adverse effect on the business or financial condition of Borrower.

        Borrower agrees with Lender that Borrower will pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property.

        Borrower agrees with Lender that Borrower will execute and deliver such further instruments as may be requested by Lender to carry out the provisions and purposes of this Note and the other Loan Documents and to preserve and perfect the Liens of Lender in the collateral for this Note.

        In the event that an Event of Default exists and Lender decides to waive such Event of Default or to forbear from taking action with respect to such Event of Default, Borrower shall pay to Lender, immediately upon demand by

Lender, a waiver fee in an amount determined by Lender in its sole discretion. The decision by Lender to waive any Event of Default shall be made by Lender in its sole and absolute discretion, and Lender has no obligation whatsoever to waive any Event of Default. The provisions of this paragraph shall not affect Lender's other rights or remedies.

        If any payment of principal or interest on this Note is made ten (10) or more days past the date when due, Borrower will pay, immediately upon demand by Lender, and in addition to regularly accruing interest, a delinquency charge in an amount equal to five percent (5.0%) of the amount which was not paid when due. The provisions of this paragraph shall not affect Borrower's rights and remedies arising as a result of such late payment or otherwise.

        Borrower represents and warrants to Lender that (a) Borrower is a Texas limited partnership, duly organized and validly existing under the laws of the state of Texas, (b) the execution, delivery and performance of this Note and the other Loan Documents are within Borrower's powers, have been duly authorized by all requisite action, and do not and will not contravene its partnership agreement, other organizational document, any law or any agreement or undertaking to which it is a party or by which it is bound, (c) this Note is a legal, binding obligation of Borrower, enforceable against Borrower in accordance with its terms, (d) there are no claims pending, or to Borrower's knowledge threatened, which, if adversely determined, would have a material adverse effect on the financial condition, operations or properties of Borrower, and (e) except as may have been already obtained, no authorization or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Note and the other Loan Documents.

        All notices and other communications provided for in this Note and the other Loan Documents shall be in writing and may be telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this paragraph.

If to Borrower:                     OYOG Operations, LP
                                    12750 South Kirkwood, Suite 200
                                    Stafford, TX 77477
                                    Attention: Thomas McEntire
                                    Telephone No.: 281-494-8282
                                    Fax No.: 281-494-8310

        which address will change to the following after Borrower moves into its new headquarters:

                                    7007 Pinemont Drive
                                    Houston, Texas 77040

If to Lender:                       Compass Bank
                                    24 Greenway Plaza, Suite 1601
                                    Houston, Texas 77046
                                    Attention: Bruce Mercer
                                    Telephone No.: 713.966.2301
                                    Fax No.: 713.966.2388

Except as otherwise provided in this Note or any Loan Document, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid.

        Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

        Upon the occurrence of any Event of Default, the holder hereof may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, (b) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations, (c) offset against this Note any sum or sums owed by the holder hereof to Borrower and (d) take any and all other actions available to Lender under this Note, at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

        If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Borrower agrees to pay all reasonable costs, expenses, and fees incurred by the holder, including all reasonable attorneys' fees.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

        Borrower and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive (except as otherwise expressly provided herein or in any other Loan Document) notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

        THIS NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN Borrower AND Lender WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF BORROWER AND LENDER. THERE ARE NO ORAL AGREEMENTS BETWEEN BORROWER AND LENDER.

                               OYOG OPERATIONS, LP

                               By: OYOG, LLC, its general partner

                                   By: OYO Geospace Corporation, its sole
                                       member

                                   By:    /s/ Gary D. Owens
                                         -----------------------------
                                   Name:  Gary D. Owens
                                   Title: President